PROSPECTUS and	PRICING SUPPLEMENT NO. 5
PROSPECTUS SUPPLEMENT, each	Dated September 10, 2014
Dated April 17, 2014 as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $21,750,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$500,000,000 1.550% Senior Notes Due December 15, 2017

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESR1 / US24422ESR17

Date of Issue:	September 15, 2014

Maturity Date:	December 15, 2017

Principal Amount:	$500,000,000

Price to Public:	99.976% plus accrued interest from September 15, 2014

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing on June 15, 2015 (long first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.550% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$150,000,000
Goldman, Sachs & Co.	150,000,000
HSBC Securities (USA) Inc.	150,000,000
BNP Paribas Securities Corp.	16,667,000
Standard Chartered Bank	16,667,000
US Bancorp Investments, Inc.	16,666,000
Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.826% plus accrued interest from September 15, 2014 if settlement occurs after that date.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.